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                         September 29, 2023

       Jason Brooks
       President and Chief Executive Officer
       Rocky Brands, Inc.
       39 East Canal Street
       Nelsonville, OH 45764

                                                        Re: Rocky Brands, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 28,
2023
                                                            File No. 001-34382

       Dear Jason Brooks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program